Exhibit 10.2

Side Letter To
Executive Employment Agreement

A.           Stillwater Mining Company (“Employer”) and Michael J. McMullen (“Executive”) are parties to an Executive Employment Agreement dated as of December 3, 2013 (the “Agreement).

B.           Employer wishes to provide Executive with relocation benefits as an alternative to those described in Section 5.7 of the Agreement.

Agreement

In consideration of the foregoing recitals and the covenants and promises contained in this Side Letter, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Employer and Executive agree that notwithstanding Section 5.7 of the Agreement, Employer agrees to provide Executive with the following relocation benefits:

Section 1.1 Alternative Reimbursements.

a. Employer will reimburse Executive for the cost of business class airfare for Executive, his spouse and children incurred in connection with Executive’s relocation to Billings, Montana, USA.  Reimbursement will be made no later than March 15, 2014.  Reimbursement will not exceed the cost of business class airfare from Perth, Australia to Billings, Montana, USA.

b. Employer will pay Executive the sum of $48,598 representing the estimated cost for the cost of business class airfare for Executive, his spouse and children to return to Perth, Australia from Billings, Montana, USA following Executive’s separation from service with Employer.  Payment will be made as soon as practicable following Executive’s separation from service (and subject to Section 1.2(d) of this Side Letter).

c. In lieu of reimbursement under Employer’s relocation policy for the cost of shipping household goods, Employer will pay Executive the sum of $43,103 on the Effective Date of the Agreement in consideration for household goods that are not feasible for Executive to move from his current home in Perth, Australia in order to commence employment with Employer.

d. In lieu of reimbursement under Employer’s relocation policy for the cost of selling his home in Perth, Australia, Employer will pay Executive a maximum amount of $400,000 to account for Executive’s loss (if any) relating to the sale of Executive’s personal residence in Billings, Montana, USA following Executive’s separation from service with Employer.  The amount of loss (if any) will be calculated relative to Executive’s initial purchase price for the personal residence.  Reimbursement will be made no later than the end of the calendar year following the calendar year in which Executive separates from service.

e. In the event that Executive’s personal residence in Billings, Montana, USA is not sold after being listed with a realtor for 6 months, then Employer will purchase such personal residence at its then fair market value (determined as the average of two independent appraisals, one obtained by Executive and one by Employer), and Employer will in addition pay Executive the amount of loss (if any) calculated as described in the previous paragraph (d) no later than the end of the calendar year following the calendar year in which Executive separates from service.

f. Except as provided above, Executive is entitled to additional relocation benefits in accordance with Employer’s relocation policy.

Section 1.2 Miscellaneous Provisions.

a. The Employer shall be entitled to withhold from any amounts payable under this Side Letter or otherwise, an amount sufficient to satisfy all foreign, federal, state and local income and employment tax withholding requirements with respect to any and all amounts paid to Executive by Employer.

b. Any dispute arising out of or relating to this Side Letter will be settled by binding arbitration as provided in the Agreement.

c. This Agreement shall be governed by the laws of the State of Montana.

d. The intent of the parties is that payments and benefits under this Agreement (including all attachments, exhibits and annexes) be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Employer for purposes of this Agreement, and no payment shall be due to Executive under this Agreement, until Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Code Section 409A.  Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made to the Executive upon his or her separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A by reason of Executive’s status as a “specified employee,” the payment shall instead be made on the first business day after the earlier of (i) the date that is six months following such separation from service and (ii) Executive’s death.  To the extent that the Agreement provides for the reimbursement of specified expenses incurred by the Executive, such reimbursement shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The amount of expenses eligible for reimbursement or in-kind benefits provided by the Employer in any taxable year of the Executive shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

The parties have executed this Side Letter effective as the Effective Date of the Agreement.

EMPLOYER:

Stillwater Mining Company

/s/ Brian Schweitzer
Brian Schweitzer
Chairman of the Board

EXECUTIVE:

/s/ Michael J. McMullen
Michael J. McMullen